As filed with the Securities and Exchange Commission on  September 6, 2017
Registration No. 333-198230

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cloracks Corporation
(Exact name of registrant as specified in its charter)

Nevada	3850	46-1426042
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Number)	Identification Number)

Cloracks Corporation
3311 S. Rainbow Blvd., Suite 140
Las Vegas, NV 89146
                        Telephone 702-758-8717
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Maria Luisa C. Dayson – President
Cloracks Corporation
3311 S. Rainbow Blvd., Suite 140
Las Vegas, NV 89146
                         Telephone 702-758-8717
  (Address, including zip code, and telephone number,
including area code, of agent for service)

All Communications to:

Maria Luisa C. Dayson – President
Cloracks Corporation
3311 S. Rainbow Blvd., Suite 140
Las Vegas, NV 89146
                                    Telephone 702-758-8717
 (Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or, an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company", and "emerging growth company", in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Common Stock, par value $0.01 per share	29,555,550	$0.10	$2,955,555	$380.68

(1)	Represents 29,555,550 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2)
In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	Until such time as our common shares are quoted on the OTC Bulletin Board, our shareholders will sell their shares at the price of $0.10 per share.

(4)	Calculated under Section 6(b) of the Securities Act of 1933 as $0.0001288 of the aggregate offering price.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED                  , 2017

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Cloracks Corporation
29,555,550 Common Shares

Selling shareholders are offering up to 29,555,550 shares of common stock.  The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Offering Price	Total Amount	Underwriting	Cost	To Selling
Proceeds	Per Share	of offering	Commissions	of offering	Shareholders

	$0.10	$2,955,555	$ 0.00	$ 0	$2,955,555

The date of this prospectus is ____________, 2017.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Summary Information	1

Risk Factors	3

Use Of Proceeds	9

Determination Of Offering Price	9

Dilution	9

Selling Shareholders	9

Plan Of Distribution	15

Legal Proceedings	16

Directors, Executive Officers, Promoters, And Control Persons	16

Security Ownership Of Certain Beneficial Owners And Management	19

Description Of Securities	20

Interest Of Named Experts	21

Disclosure Of Commission Position On Indemnification For Securities Liabilities	21

Description Of Business	21

Management's Discussion And Analysis Of Financial Condition And Results Of Operations	26

Certain Relationships And Related Transactions	30

Market For Common Equity And Related Stockholder Matters	32

Executive Compensation	34

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	35

Financial Statements	36

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, "Cloracks", the "Company," "we," "us," and "our" refer to Cloracks Corporation, a Nevada corporation.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Company Organization

Cloracks Corporation ("us", "we" or "our") is a Nevada corporation formed on November 1, 2012, to develop and distribute tray dishwasher racks for commercial applications.  The tray dishwashing racks have, to date, not been marketed and have not produced any revenue for the Company. Our principal executive office is located at 3311 S. Rainbow Blvd., Suite 140, Las Vegas, NV 89146. Our telephone number is 702-581-4063. We currently do not lease any other location.

Business

Our operations to date have been devoted primarily to start-up and development activities, which include: (i) formation of the Company; (ii) development of our business plan; and (iii) development of our products. We currently have products developed and under development.

Since our inception on November 1, 2012, through April 30, 2017 we have had limited operating activity.  Since November 1, 2012 we had revenue of $12,128.  From inception to April 30, 2017 we incurred a net loss of $15,556,702.

From inception until April 30, 2017 we raised an aggregate of $511,713 from the sale of our common stock, which proceeds we used for working capital.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•	The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•	The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

•	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•	The date on which such issuer is deemed to be a 'large accelerated filer', as defined in section 240.12b-2 of title 46, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 226,582,398 shares of common stock outstanding.

Selling shareholders are offering up to 29,555,550 shares of common stock. The selling shareholders will offer their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $65,000.  We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

The tables and information below are derived from our unaudited financial statements for the six months ended April 30, 2017 and 2016.  Our working capital deficit as of April 30, 2017 was $488,967.  As of April 30, 2017 we had cash on hand of $1,546.
	April 30,	October 31,
	2017	2016
	(unaudited)
Financial Summary
Cash	$1,546	$1,205
Total Assets	4,562	4,799
Total Liabilities	1,110,405	1,003,312
Total Stockholder's Deficit	(1,105,843)	(998,513)

	Three months ended April 30,		Six months ended April 30,
	2017	2016	2017	2016

Statement of operations (unaudited):
Revenue	$-	$-	$-	-
Cost of revenue	-	-	-	-
Gross profit	-	-	-	-
Operating expenses	36,530	65,680	63,730	135,265
Loss from operations	(36,530)	(65,680)	(63,730)	(135,265)
Total other income (expense)	(17,269)	50,731	(43,600)	26,873
Net loss	$(53,799)	$(14,949)	$(107,330)	$(108,392)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We incurred net losses of $15,556,702 from our inception through April 30, 2017. As a result, our independent registered public accounting firm has included an explanatory paragraph in their audit opinion that we may be unable to continue as a going concern.  Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We were formed on November 1, 2012. From our inception through April 30, 2017 we had revenues of $12,128. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our potential revenues will be negatively impacted or we may face going out of business.

We were formed on November 1, 2012. From our inception through April 30, 2017 we had revenues of $12,128. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. During the six months ending April 30, 2017, our current cash operating expenses are approximately $18,000 per month or $216,000 annually. After this registration statement is declared effective our cash operating expenses will be approximately $10,000 per month or $120,000 annually. This drop in operating costs are a result of decreased professional fee costs that are being incurred during the registration process.  We will require $12,000 per month or $144,000 over the next twelve months to meet our existing operational costs, which consist of rent, salaries, professional fees, interest and other general administrative expenses to comply with the costs of being an SEC reporting company.

As of April 30, 2017, we had cash on hand of $1,546 for our operational needs. If we fail to generate sufficient revenues to meet our monthly operating costs of $12,000 we will not have available cash for our operating needs after approximately one month.  Until we generate material operating revenues, we require additional debt or equity funding to continue our operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be costlier than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that the cost of SEC reporting will be approximately $27,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Bulletin Board, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934. We are required to file the necessary reports in the fiscal year that the registration statement is declared effective. After that fiscal year and provided that we have less than 300 shareholders, we are not required to file these reports. If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition. In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

If we are unable to produce commercially successful products, we will not be able to generate meaningful revenues.

The main factors determining the commercial success of a product include public taste, artistic merit, competition from other products released at the same time, the quality, etc. Even if a product looks like it will be a commercial success "on paper", there still is no accurate method of determining the levels of revenue the products will generate. If we do not produce commercially successful products, we will not be able to generate meaningful revenues and our business could fail.

We may be unable to gain market acceptance of our products which are currently under development.

Our survival is currently dependent upon the success of our efforts to gain market acceptance of our products that are presently under development.  Our products will ultimately represent a very small segment in the product industry when they are completed. Should our target market not be responsive to our products we will be unable to generate sufficient revenues to become profitable.

Technology changes rapidly and if we fail to anticipate or successfully implement new technologies into our products our revenues will be negatively impacted.

Rapid technology changes in the product industry require us to anticipate, sometimes years in advance, which technologies we will implement and develop in order to be competitive. We must start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly and effectively than we can. In either case, our products and services may be technologically inferior to our competitors', less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products and services, then we may delay their release until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product or service launch schedule or to keep up with our competition, which would increase our development expenses.  Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, and negatively impact our revenues.

If we are unable to complete the development of our products we will not be able to generate meaningful revenues and you will lose your investment.

Because we have only $12,128 of revenues through April 30, 2017 the success of our proposed business will depend on the completion and the acceptance of our products by the general public. Refinements of other products continues.

We currently have protection by patents registrations. If we are unable to protect our patent rights in the future, our proposed business will fail.

We have, patent or other intellectual property registration with governmental agencies for our name or for our product. Our existing portfolio of patents and patent applications is described in this Prospectus. At present we are planning to enter into non-disclosure agreements with employees to protect our technology. Despite our precautions taken to protect our patents, unauthorized parties may attempt in the future to reverse engineer copy or obtain and use our product. If they are successful we could lose our technology or they could develop similar products, which could create more competition for us and even cause our proposed business operations to fail.

We currently have the following Patents:

PATENT NUMBER
(w/ patent seal)  DESCRIPTION  DATE OF
ISSUANCE EXPIRATION DATE RENEWAL DATES OR MAINTENANCE DATES

US D688426 S US Design Patent Combination Bussing & Washing Tray 08/20/2013 08/20/2033 – design patents do not require annual maintenance

US D683087 S US Design Patent Combination Bussing & Washing Tray 05/21/2013 05/21/2033 - design patents do not require annual maintenance

US D683504 S US Design Patent Combination Bussing & Washing Tray 05/28/2013 05/28/2033 - design patents do not require annual maintenance

Our insurance may be inadequate to protect our business.

Our insurance is limited both in the types of insurance maintained and in our loss limits compared to insurance typically maintained by larger companies. This poses the risk that liability, casualty or other losses may not be fully covered by insurance or may not be covered at all, which could lead to an adverse impact on our business and financial posture.

We may not be able to compete effectively against our competitors.

We expect to face strong competition from well-established companies and small independent companies that have established products with brand recognition and greater financial resources than we have. We will be at a competitive disadvantage in gaining brand recognition, employees, financing and other resources required to provide product products demanded by prospective customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. If we are unable to effectively compete with other product providers our business will fail and you will lose your entire investment.

As our business grows, we will need to attract additional managerial employees which we might not be able to do.

Maria Luisa C. Dayson is our Chief Executive Officer, Mr. Dhan D. Kaushal is our Executive Vice President. In order to grow and implement our business plan, we would need to add managerial talent in sales, technical, and finance to support our business plan. There is no guarantee that we will be successful in adding such managerial talent.

Risks Related To Our Management

Should we lose the services of Maria Luisa C. Dayson, our Chief Executive Officer, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Maria Luisa C. Dayson our Chief Executive Officer, who would be difficult to replace. The services of Ms. Dayson are critical to the management of our business and operations. We do not maintain key person life insurance on Ms. Dayson.  Should we lose the services of Ms. Dayson and be unable to replace her services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matters and our management has no experience in such matters.

Maria Luisa C. Dayson, Chief Executive Officer is responsible for managing our Company, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. Ms. Dayson has no experience as a director or executive officer of a public company. These public reporting requirements and controls are new to our chief executive officer and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on the one member of our board of directors who is not independent to perform these functions.

We do not have an audit or compensation committee. These functions are performed by our Board of Directors. Because our directors are not independent, there is a potential conflict between their or our interests and our shareholders' interests.  Until we have an audit committee, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000 if we issue more than $1,000,000 in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Bulletin Board, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

Edgardo Clores and Raul Mansueto together may have practical voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 226,582,398 shares of common stock outstanding, each entitled to one vote per common share. Under our Patent Purchase Agreement, our patent vendor is entitled to the issuance of 46,849,500 shares of which 14,100,000 have been issued. The patent vendor, at his option, is entitled to the balance of the shares in lieu of cash payment for the royalties on the sale of the products protected by the patents.  Combined with the 59,436,033 shares owned by our former CEO, this will give these two shareholders taken together, ownership of 73,536,033 shares, or approximately 32.49% of our outstanding common stock. This stockholding may give Messrs. Clores and Mansueto, if they act together, the practical ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. This practical control of our voting securities may make it impossible to complete some corporate transactions without their support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a "penny stock", and we will become subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a Securities & Exchange Commission reporting company, including affiliates, must hold their shares for a period of at least nine months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

We may, in the future, issue additional securities, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 1,000,000,000 shares of common stock. As of the date of this prospectus, we had 226,582,398 shares of common stock outstanding. Accordingly, we may issue up to an additional 773,417,602 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements except as required by applicable securities laws. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b) (2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering were arbitrarily determined. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our lack of significant revenues
•	Our growth potential
•	The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer. All selling security holders may be deemed underwriters. The percentages below are based upon 226,582,398 common shares outstanding.
..
Name of Beneficial Holder	Number Of Common Shares Held before the Offering	Percentage owned before the Offering (1)	Number of Common Shares Being Offered	Number of Common Shares held after Offering assuming all Common Shares being registered are Sold	Percentage held after offering assuming all Common Shares being registered are sold

Victor and Elvira Ramirez [1,4]	791,900	*	395,550	395,550	*
Don Rio Magallona [4]	3,460,450	*	1,730,225	1,730,225	*
Willie & Elizabeth Bonifacio [1,5]	1,000,000	*	500,000	500,000	*
Rommel & Luzviminda Garcia [5]	2,000,000	*	1,000,000	1,000,000	*
Romeo M Ibe [4]	250,000	*	125,000	125,000	*
Corazon M Reyes [4]	875,000	*	437,500	437,500	*
Valentin Lopez & Carminia Lopez 1.4	275,000	*	137,500	137,500	*
Carlos Palara Jr [5]	2,000,000	*	1,000,000	1,000,000	*
Rolando Panida [5]	1,000,000	*	500,000	500,000	*
Lito T Panida [4]	500,000	*	250,000	250,000	*
Rosalie Leong	400,000	*	200,000	200,000	*
Joy Marie M. Banzon & Michael 1.4	1,250,000	*	625,000	625,000	*
Joseph Aguirre [4]	500,000	*	250,000	250,000	*
Lawrie A. Kincheloe & April Lee [1,4]	200,000	*	100,000	100,000	*
Lawrie A. Kincheloe & Ronald E [1,4]	250,000	*	125,000	125,000	*
Anita Alejandro [4]	250,000	*	125,000	125,000	*
Josefina Pastor [4]	600,000	*	300,000	300,000	*
Norma Romano [5]	5,000,000	*	2,500,000	25,000,000	*
Cris Kimberly Velazquez Ling [4]	375,000	*	187,500	187,500	*
Kelby Velasquez Dimaapi [4]	375,000	*	187,500	187,500	*
John and Adorna Roncal [4]	500,000	*	250,000	250,000	*
Bernard F Gonazalez & Fatima M G [1,4]	500,000	*	250,000	250,000	*
Medardo Aisa [5]	1,000,000	*	500,000	500,000	*
Edgardo Tuazon [4]	500,000	*	250,000	250,000	*
Patrick O'Donnell & Olivia O'Don [1,4]	500,000	*	250,000	250,000	*
Sweetie Sangeeta Krishen [4]	500,000	*	250,000	250,000	*

Maria H Custodio [4]	150,000	*	75,000	75,000	*
Alejandrito C Abad [4]	1,000,000	*	500,000	500,000	*
Mark A Parawan [4]	100,000	*	50,000	50,000	*
Imelda M Abad [4]	1,000,000	*	500,000	500,000	*
Kit Tyson & Amber Searle [1,4]	500,000	*	250,000	250,000	*
Michelle & Kit Searle [1,4]	200,000	*	100,000	100,000	*
Laramee Searle [4]	125,000	*	62,500	62,500	*
James Callahan [4]	100,000	*	50,000	50,000	*
Martin Askgaard [4]	200,000	*	100,000	100,000	*
Jennifer Rodriguez [4]	50,000	*	25,000	25,000	*
Eddie Nelson [4]	150,000	*	75,000	75,000	*
Frank Mandracchio and Lori Man [1,4]	150,000	*	75,000	75,000	*
Kyle Eppich and Natalie Epich [1,4]	500,000	*	250,000	250,000	*
Russ Letizia [4]	50,000	*	25,000	25,000	*
Eileen Letizia [4]	150,000	*	75,000	75,000	*
James Brandon Searle [4]	50,000	*	25,000	25,000	*
Dorothy Harries [4]	100,000	*	50,000	50,000	*
Andrew Colton Searle [4]	50,000	*	25,000	25,000	*
Robert Lee Jr	50,000	*	25,000	25,000	*
Angeloisa Rodriguez [4]	100,000	*	50,000	50,000	*
Michelle Amaya [4]	50,000	*	25,000	25,000	*
Marina I Amaya [4]	500,000	*	250,000	250,000	*
Karl Eppich and Kathi Eppich [1,4]	500,000	*	250,000	250,000	*
Carlito Malicdem [4]	50,000	*	25,000	25,000	*
Victoria Nuqui [4]	50,000	*	25,000	25,000	*
Cynthia Dichoso [4]	50,000	*	25,000	25,000	*
Fatima Gonzalez [4]	250,000	*	125,000	125,000	*
Bernard F Gonzalez [4]	200,000	*	100,000	100,000	*
Rosalinda Bulosan [4]	50,000	*	25,000	25,000	*
Cory Hobson [4]	100,000	*	50,000	50,000	*
Donald Hernandez [4]	50,000	*	25,000	25,000	*
Anthony Letizia [4]	50,000	*	25,000	25,000	*
Brandon Letizia [4]	50,000	*	25,000	25,000	*
Laramee Searle [4]	150,000	*	75,000	75,000	*
Scott Higgins [4]	150,000	*	75,000	75,000	*
Robert Kirby [4]	100,000	*	50,000	50,000	*
Frendz Suzette Tongson-Pereza [4]	100,000	*	50,000	50,000	*

Robert E Ubaldo [4]	50,000	*	25,000	25,000	*
Adelaida E Ceria [4]	150,000	*	75,000	75,000	*
Antonio Songco [4]	90,000	*	45,000	45,000	*
Joseph Songco [4]	50,000	*	25,000	25,000	*
Leniel John Baldemor [4]	200,000	*	100,000	100,000	*
Marie Jane Panes [4]	100,000	*	50,000	50,000	*
Robert N Campomanes [4]	50,000	*	25,000	25,000	*
Niels Ole Staehr [4]	200,000	*	100,000	100,000	*
Celso J Ceria [4]	150,000	*	75,000	75,000	*
Frank Mandracchio and Lori Man [1,4]	50,000	*	25,000	25,000	*
Denise R Ubaldo [4]	50,000	*	25,000	25,000	*
Jeremiah Huckeba [4]	50,000	*	25,000	25,000	*
Nenita C Vergara [4]	50,000	*	25,000	25,000	*
Bernardo Barajas-Torres [4]	50,000	*	25,000	25,000	*
Maria Sylvia C Guevarra [4]	100,000	*	50,000	50,000	*
Alfredo Chavez [4]	50,000	*	25,000	25,000	*
Miguel Amaya [4]	50,000	*	25,000	25,000	*
Laurice Gries [4]	50,000	*	25,000	25,000	*
Raul Medina-Garcia [4]	50,000	*	25,000	25,000	*
Catherine A McGarry [4]	100,000	*	50,000	50,000	*
Tin Cheung Lee [4]	150,000	*	75,000	75,000	*
Marjun Opulencia [4]	100,000	*	50,000	50,000	*
Grace Opulencia [4]	100,000	*	50,000	50,000	*
Joel A Ramoran [4]	150,000	*	75,000	75,000	*
Valentin Lopez [4]	250,000	*	125,000	125,000	*
Tracy Wilson [4]	50,000	*	25,000	25,000	*
Fernando Ariola and Rosalie Yad [1,4]	100,000	*	50,000	50,000	*
Melissa Dayson [2,4]	1,250,000	*	625,000	625,000	*
Glenn Dayson [2,4]	1,000,000	*	500,000	500,000	*
Mark Dayson [2,4]	1,647,000	*	823,500	823,500	*
Lonnie Boswell [4]	50,000	*	25,000	25,000	*
Candis Morton [4]	50,000	*	25,000	25,000	*
Mariquita Domingo [4]	50,000	*	25,000	25,000	*
Jennyliza Ramoran [4]	50,000	*	25,000	25,000	*
Ohrelle Clores [4]	150,000	*	75,000	75,000	*
Joel Ubay Ramoran II [4]	50,000	*	25,000	25,000	*
Clayr Aralquez [4]	50,000	*	25,000	25,000	*
Marilou Tomalion [4]	50,000	*	25,000	25,000	*
Norma C Rivera [4]	250,000	*	125,000	125,000	*
Eugenio Rindon Jr [4]	20,000	*	10,000	10,000	*
Joylyn Rindon [4]	20,000	*	10,000	10,000	*
Annette Portello [4]	50,000	*	25,000	25,000	*
John T Haggen [4]	50,000	*	25,000	25,000	*
Jesse Linder [4]	10,000	*	5,000	5,000	*
Jason Linder [4]	10,000	*	5,000	5,000	*
David E Quinn [4]	10,000	*	5,000	5,000	*
Cristy Cooper [4]	10,000	*	5,000	5,000	*
Emma L Ortiz [4]	10,000	*	5,000	5,000	*
Ramel E Ubaldo [4]	10,000	*	5,000	5,000	*
Jennifer Casanova [4]	250,000	*	125,000	125,000	*
Donita R Villarama [4]	80,000	*	40,000	40,000	*
Victor F Songco [4]	10,000	*	5,000	5,000	*
Gertrude Songco [4]	25,000	*	12,500	12,500	*
James Songco [4]	12,000	*	6,000	6,000	*

Charles Wszelaki & Charibel Wsz [1]	10,000	*	5,000	5,000	*
Lucila M Songco [4]	10,000	*	5,000	5,000	*
Danilo M Malicdem [4]	10,000	*	5,000	5,000	*
Lillith M Steimer [4]	10,000	*	5,000	5,000	*
Joel A & Paterna Evelyn Ramoran [1,4]	250,000	*	125,000	125,000	*
Irene Silva Cordova [4]	150,000	*	75,000	75,000	*
Alfonso Amaya [4]	1,500,000	*	750,000	750,000	*
Marina Amaya [4]	1,500,000	*	750,000	750,000	*
Ingrid H Mendez [4]	50,000	*	25,000	25,000	*
Zoraya Thomas [4]	150,000	*	75,000	75,000	*
Agustina Amaya [4]	50,000	*	25,000	25,000	*
Maria Luz Benites [4]	50,000	*	25,000	25,000	*
Javier Benites [4]	50,000	*	25,000	25,000	*
Debra Nordyke [4]	50,000	*	25,000	25,000	*
Romeo Macopia [4]	50,000	*	25,000	25,000	*
Vicki Canada [4]	50,000	*	25,000	25,000	*
Valerie Fauci [2,4]	10,000	*	5,000	5,000	*
Robert Fauci [2,4]	10,000	*	5,000	5,000	*
Daniel Gerona [4,6]	25,000	*	12,500	12,500	*
Tram Tran [4]	20,000	*	10,000	10,000	*
Andre Slaughter [4]	50,000	*	25,000	25,000	*
Randal & Bridget Linder [1,4]	40,000	*	20,000	20,000	*
Cesar & Jean Tolentino [1,4]	10,000	*	5,000	5,000	*
Miriam Joyce Zehnder [4]	10,000	*	5,000	5,000	*
Michael S Cruz [4]	10,000	*	5,000	5,000	*
Jean Tolentino [4]	20,000	*	10,000	10,000	*
William Rangel [4]	25,000	*	12,500	12,500	*
Douglas Silva [4]	25,000	*	12,500	12,500	*
Tita A. Cook [4]	25,000	*	12,500	12,500	*
Didith C. Cruz [4]	10,000	*	5,000	5,000	*
Eduardo Custodio [4]	50,000	*	25,000	25,000	*
Linda Magbalon [4]	10,000	*	5,000	5,000	*
Ismael & Brenda Fajardo [1,4]	80,000	*	40,000	40,000	*
Trent Ward [4]	10,000	*	5,000	5,000	*
Kristin Quiamzon [4]	50,000	*	25,000	25,000	*
Rafael & Olga Juarez [1,4]	14,000	*	7,000	7,000	*
Jeffrey B. Manongdo [4]	10,000	*	5,000	5,000	*
Efraim Sazon [4]	10,000	*	5,000	5,000	*
Clarissa Siojo [4]	10,000	*	5,000	5,000	*
Shawn Steinbach [4]	40,000	*	20,000	20,000	*
Cecilia Maristela [4]	1,294,000	*	647,000	647,000	*
Steven Chen [4]	1,941,100	*	970,550	970,550	*
Peter Reyes [4]	1,617,600	*	808800	808800	*
Rosalinda Reyes [4]	1,617,600	*	808,800	808,800	*
Roberto Morelos [4]	970,500	*	485,250	485,250	*
Rachelle Feliciano [4]	970,500	*	485,250	485,250	*
Gladys Antonio [4]	1,092,000	*	546,000	546,000	*
Richard T. Papos [4]	10,000	*	5,000	5,000	*
Pearson & Arlen Reyes [1,4]	10,000	*	5,000	5,000	*
Caesar & Tracy Curameng [1,4]	10,000	*	5,000	5,000	*
Cecilia Maristela [4]	20,000	*	10,000	10,000	*
Christine Reyes Overton [4]	10,000	*	5,000	5,000	*
Allen Jay Buzolich [4]	10,000	*	5,000	5,000	*
Marc & Connie Buzolich [1,4]	25,000	*	12,500	12,500	*
Joe Tamburino [4]	20,000	*	10,000	10,000	*
Totals	59,111,100		29,555,550	29,555,550

(*) denotes less than 5% ownership

1
denotes shared beneficial ownership & in all cases there is a family relationship between the beneficial owners.  In instances where a selling shareholder appears in the table more than one time it is because the selling shareholder owns a beneficial interest in more than one family combination.

2	family relation to Maria Luisa Dayson.
3	family relation to Steven Fauci.
4	purchased for cash between 11/11/13 & 05/29/14 pursuant to PPM dated 10/13/13.
5	compensation for patent purchase.
6	family relation to Josefa Gerona

Holders of Record

We have 204 shareholders of record as of April 30, 2017.

Our selling shareholders originally purchased their shares privately from us. We believe the private issuances were exempt from 1933 Act registration under Rule 506(b) and Section 4(a)2.

In connection with the foregoing transactions, we provided the following to all investors:

•	A copy of the Private Placement Memo
•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access..

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption". This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

Selling shareholders are offering up to 29,555,550 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board or Pink Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings, either actual or threatened.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office are required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

Maria Luisa C. Dayson	56	Chief Executive Officer and Director
Dhan D. Kaushal	62	Executive Vice President and Director
Steven Fauci	50	Treasurer and Director

On June 1, 2015, Raul Mansueto resigned as President, Chief Executive Officer and Director of our company. Also on June 1, 2015 Josefa Gerona resigned as Treasurer. On June 1, 2015, Maria Luisa C. Dayson was elected as President and Chief Executive Officer of our company and Steven Fauci was elected as Treasurer. Maria Luisa C. Dayson has been elected for her ten plus years of experience in finance and administration.  She has experience in corporate and financial compliance and in promulgating policies and procedures.

Maria Luisa C. Dayson - President and Chief Executive Officer

Ms. Dayson was previously employed by HMH Engineering from June 2007 to December 2011as an accountant.  During her employment at HMH Engineering Ms. Dayson was responsible for the day to day functioning of the accounting department.  While overseeing the accounting department Ms. Dayson revised and instituted proper accounting procedures for the company, established capital planning and budgetary procedures for the company and revised all work flow procedures to assure accurate and up to date financial statement preparation and financial metrics.  Ms. Dayson was employed by Infinity Distribution from January 2012 to October 2012 in the position of Project Manager. As a Project Manager Ms. Dayson was responsible, from inception to conclusion, of complex import/export projects.  Ms. Dayson directed all decisions that effected the financial performance of the projects and the delivery of the project within the given time and budgetary parameters.  Before assuming the CEO position Ms. Dayson oversaw the accounting department at Cloracks beginning in November 2012.  Ms. Dayson was in charge of designing and implementing the accounting procedures of the company, preparing financial statements and, in conjuction with the CEO, preparing quarterly and annual budgets.

As Chief Executive Officer, Maria Luisa C. Dayson is responsible for the day-to-day management of the Company, administrative functions and corporate filings, and for the continued strategic evolution of its business. She brings to the Board her several years of experience in organizing and managing corporations. Maria Luisa C. Dayson is an experienced entrepreneur that has been successful in business for over 10 years.  Ms Dayson has been associated with Cloracks since inception and has been responsible for establishing accounting procedures, inventory monitoring procedures, financial controls and general day to day administrative routines.

Melisa and Glenn are Maria's children and Mark is Maria's husband.

Her experience qualifies her to be and Officer and Director of Cloracks Corporation.

Steven Fauci – Treasurer

Steven Fauci has 25 years of experience in technical support with a focus on logistics and administration. Mr. Fauci has been employed by Boyd Gaming for the past 15 years.  During his tenure he has held positions in logistics and customer relationship management in conjunction with large scale conventions held on Boyd gaming properties.  Mr. Fauci positions required him to work as the liaison between the property and the client to ensure that all deliveries required for conventions were received in a timely fashion and the setup, required by the client, on deliveries were completed as dictated by the client.   Mr. Fauci' s abilities resulted in increased convention center business for the properties and a high customer satisfaction level.

Dr. Dhan D. Kaushal Executive Vice President

Born in 1953 and educated in Patiala, Punjab, India.

Dr. Kaushal is an Executive Vice President and a Director of the Company.

DR. Dhan D. Kaushal is a U.S. medical practitioner specializing in Cancer and blood diseases. A U.S. citizen and a resident in the country for over 30 years and working as a physician and specialist.  He was trained in many medical institutions, hospital and clinics located in Michigan, Illinois and in Nevada.

At current Dr. Kaushal is an entrepreneur partner of Cancer & Blood Specialists of Nevada since July of 1998 up to present.  Dr. Kaushal was a founding member of the Cancer & Blood Specialists of Nevada.  During the formation of the institute Dr. Kaushal was a key contributor to the formation, direction and business strategy of the institute.  Dr. Kaushal spearheaded the strategy that helped form key alliances in the medical community that allowed the Cancer and Blood Specialists of Nevada to acquire the necessary customer base to become a thriving entity.  Since inception Dr. Kaushal has continually been involved in business strategy, budgeting and operations management that have enable the Cancer & Blood Specialists of Nevada become a successful specialized health provider.

As Executive Vice President, Dhan D. Kaushal will be in charge of projects delegated to him by the Chief Executive Officer. This office requires his entrepreneurial expertise and experience to enable the company launch its programs as it forms the business strategies and company policies.

Dr. Kaushal's wealth of business knowledge will help direct the company in achieving its goals.  Mr. Kaushal is considered competent for the position as a director and Executive Vice President of Cloracks Corporation as per his resume being a practicing entrepreneur physician and experience in management and running a business operation. He is very competent to assist the management of Cloracks Corporation at its startup stage as an adviser to the CEO and the board of directors.

Family Relationships and Other Matters

Varun, Savita and Ranjay are the sons and daughter of our Executive Vice President Dr. Dhan D. Kaushal.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result     of their involvement in any type of business, securities, or banking activity;

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

We have three members to our board of directors, Maria Luisa C. Dayson Chief Executive Officer, Dhan D. Kaushal Executive Vice President and Steven Fauci Treasurer.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such   person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

	Beneficial	Direct	Indirect	Percent
Title of Position	Ownership(1)	Ownership	Ownership	of Class

Steven Fauci, Treasurer	21,746,400	21,746,400	0	9.60%
Maria Luisa Dayson, Chief Executive Officer	21,453,233	21,453,233	0	9.47%
Dhan D. Kaushal Executive Vice President	17,575,932	17,575,932	0	7.76%
Totals	60,775,565	60,775,565	0	26.82

5% Shareholders:

Raul Mansueto, 3311 S. Rainbow #140, Las Vegas, Nevada	59,436,033	59,436,033	0	26.23%
Josefa Gerona, 3311 S. Rainbow #140, Las Vegas, Nevada	20,627,700	20,627,700	0	9.10%
Edgardo Clores, 3311 S. Rainbow #140, Las Vegas, Nevada	14,100,000	14,100,000	0	6.22%
Totals	94,163,373	94,163,373	0	41.56%

Total of Directors, Officers and 5% holders	154,938,938	154,938,938	0	68.38%

(1)	This table is based upon information derived from our stock records. Applicable percentages are based upon 226,582,398 shares of common stock outstanding as of April 30. 2017.
We're not registering shares held by our officers and directors. The chart above is based upon 226,582,398 shares outstanding. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table are subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

¶¶

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 1,000,000,000 shares of common stock, $0.01 par value per share. As of the date of this prospectus there are 226,582,398 shares of our common stock issued and outstanding held by 204 stockholders of record.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future disposition of dividends will be at the discretion of our Board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights. All outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Preferred Stock

We have no authorized preferred stock at this time.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation's voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation's outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation's voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

INTEREST OF NAMED EXPERTS

The financial statements for the year ended October 31, 2016, included in this prospectus, have been audited by Sadler, Gibb & Associates LLC, independent registered public accounting firm, in reliance upon such report give upon the authority of such firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Frederick C. Bauman, Attorney, 6440 Sky Pointe Dr. #140-149 Las Vegas, Nevada 89131.  Mr. Bauman does not own stock in the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization Within The Last Five Years

We were incorporated in the state of Nevada on November 1, 2012, to engage in the development and sale of our products.

Our principal executive office is located at 3311 S. Rainbow Blvd., Suite 140, Las Vegas, NV 89146 and our telephone number 702-581-4063.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant number of assets not in the ordinary course of business.

Since our inception on November 1, 2012, through April 30, 2017 we raised an aggregate of $511,713 from the sale of our common stock. Since our inception through April 30, 2017 we generated revenues of $12,128.  From November 1, 2012 (inception) to April 30, 2017, we have a net loss of $15,556,702.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Our Business

Our operations to date have been devoted primarily to start-up and development activities, which include: (i) formation of the Company; (ii) development of our business plan; and (iii) development of our products.

We plan to develop and sell a line of warewashing racks.

WAREWASHING RACKS

Cloracks warewashing racks are used to hold platewares, serveware, silver/flatwares and glass/tumblers loaded in the commercial dishwashing machines. With the product inter-locking feature, plates are securely locked in and prevented from touching with each other during the dish washing process. The Cloracks warewashing racks prevents chipping and breakage of dinner & serve wares which means cost savings on replacement of breakable dinnerware & serve ware inventory.

The following models of warewashing racks are respectively described as follows:

CLR 1 – Bussing Tray
Holds multiple dinnerware glass/tumbler and silverware. Very convenient versus the traditional due to it can carry the wares directly from the table to dishwashing machine vice versa. Typically used in small restaurants and pizza parlors.

CLR 2 & 3 - Silverware Caddy
Holds to wash 144 utensils per Caddy thus three caddies a total of 432 utensils. Versus the traditional can handle only 230 utensils.

CLR 4 - Multi-Use Flatware Rack & CLR 3 holder
This serves as carrier of 3 days to load in the commercial dishwashing machine. It can also be used to hold and wash stainless cooking utensils

CLR 5 - Plateware Racks
Holds 36 plates with 4.5 – 7.25" diameter plates. Versus the traditional 21 small plates.

CLR 6 - Multi-Use Cup Rack
Holds to wash 24 pc 3.5" diameter cups 24 to 30 pc 3" diameter cups. Versus the traditional trays 16 cups. Also it can hold a variety different shapes and sizes of plates, bowls, and cups.

Holds to wash 10 6-10" diameter soup bowls, 5 serving 18" diameter platters and 10 skillets of 10" diameter. Versus the traditional 6 soup bowls, 3 platters and 0 skillets.

CLR 8 -  Glass/Tumbler Rack
Holds to wash 27 pcs 3"-3.5" diameter glass/ tumbler. Versus traditional 16 pcs.

CLR 9 - Plate / Gourmet Salad Bowl Rack
Holds 12 Gourmet salad bowl of 10" in diameter and 2.5" deep, 12 skillets, 12-16 plates 10" to 12" in diameter and 7 oblong plates 14" X 9" diameter. Versus traditional 7 gourmet plates, 8 skillets and 10" diameter plate.

CLR 10-17 – Holds variety of glass and wine racks (shot glass, highball/wine glass, cooler, beverage, tall mixing glass, margarita glass, brandy/champagne glass etc.  Efficient and effective and more capacity (32 to 72.5 pct. versus the traditional).

CLR 10-17 – Holds variety of glass and wine racks ( shot glass, highball/wine glass, cooler, beverage, tall mixing glass, margarita glass, brandy/champagne glass etc.  Efficient and effective and more capacity (32 to 72.5 pct versus the traditional).

Revenue

It is difficult to predict with any accuracy the revenue that any one product will generate.  Even if a product looks like it will be a commercial success "on paper", there is still no accurate method of determining the levels of revenue the product will generate.

Employees and Consultants

As of April 30, 2017, we currently have one full time employee and two outside consultants.  The two individuals acting as outside consultants are directors of the company.  Chief Executive Officer, Maria Luisa C. Dayson oversees our day to day operations and product development.

Insurance

We maintain limited insurance and have not implemented product liability insurance, as of the preparation of this amended S1. Because our coverage is limited, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Marketing and Distribution

We plan to sell the products directly to consumers over the internet. We also are attempting to place the products with major national retailers.

Properties

Our offices are located at 3311 S. Rainbow Blvd., Suite 140, Las Vegas, NV 89146, Suite 140 which is approximately 400 square feet. We believe our facilities are adequate for our needs and are leased on a month to month basis.

Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies in any jurisdiction which we would conduct activities in the future. As of now there are no required government approvals present that we need approval from or any existing government regulation on our business.

Patents and Trademarks

Management considers our patent position to be the foundation of our business plan.  Pursuant to our Patent Purchase Agreement, we are acquiring eight United States patent applications for the warewashing product. We have paid 46,849,500 shares of our common stock to the patent vendors, (including 14,100,000 to Edgardo Clores) which are: (1) B.I.E.J.C.  Holding, LLC (controlled by Edgardo Clores) (2) Edgardo Clores and (3) EDCI Holding, LLC (controlled by Mr.  Clores).  On December 31, 2014 Cloracks amended and restated the patent purchase agreement to limit the remaining payments to $6,470,000, which payable solely from 3% of net revenues is derived from the sale of patented products commencing after January 1st, 2017 or 18 years whichever is lesser. Patents have been issued for warewashing racks. Refer to Page 5 for patent #'s, duration and maintenance schedules.  "Design patent" does not require annual maintenance.  It is only bound by the duration of the patent application.

CLR 1 – Bussing Tray
Holds multiple dinnerware glass/tumbler and silverware. Very convenient versus the traditional due to it can carry the wares directly from the table to dishwashing machine vice versa. Typically used in small restaurants and pizza parlors.

CLR 2 & 3 - Silverware Caddy
Holds to wash 144 utensils per Caddy thus three caddies a total of 432 utensils. Versus the traditional can handle only 230 utensils.

CLR 4 - Multi-Use Flatware Rack & CLR 3 holder
This serves as carrier of 3 days to load in the commercial dishwashing machine. It can also be used to hold and wash stainless cooking utensils

CLR 5 - Plateware Racks
Holds 36 plates with 4.5 – 7.25" diameter plates. Versus the traditional 21 small plates.

CLR 6 - Multi-Use Cup Rack
Holds to wash 24 pc 3.5" diameter cups 24 to 30 pc 3" diameter cups. Versus the traditional trays 16 cups. Also it can hold a variety different shapes and sizes of plates, bowls, and cups.

CLR 7 - Multi-use Bowl / Dish Rack
Holds to wash 10 6-10" diameter soup bowls, 5 serving 18" diameter platters and 10 skillets of 10" diameter. Versus the traditional 6 soup bowls, 3 platters and 0 skillets.

CLR 8 -  Glass/Tumbler Rack
Holds to wash 27 pcs 3"-3.5" diameter glass/ tumbler. Versus traditional 16 pcs.

CLR 9 - Plate / Gourmet Salad Bowl Rack
Holds 12 Gourmet salad bowl of 10" in diameter and 2.5" deep, 12 skillets, 12-16 plates 10" to 12" in diameter and 7 oblong plates 14" X 9" diameter. Versus traditional 7 gourmet plates, 8 skillets and 10" diameter plate.

CLR 10-17 – Holds variety of glass and wine racks (shot glass, highball/wine glass, cooler, beverage, tall mixing glass, margarita glass, brandy/champagne glass etc.  Efficient and effective and more capacity (32 to 72.5 pct versus the traditional).

Competitive Business Conditions

The product market is highly competitive and rapidly changing. Our ability to compete depends upon many factors within and outside our control, including the timely development and introduction of our products and their enhancements, functionality, performance, reliability, customer service and support and marketing efforts. Due to the relatively low barriers to entry in the product market, we expect additional competition from other emerging companies. Many of the Company's existing and potential competitors are substantially larger than us and have significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development and promotion of their products. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Government Approvals

We are not required to obtain governmental approval of our products.

Legal Proceedings

We are not presently a party to any legal proceedings, either actual or threatened.

Sources and Availability of Raw Materials

We do not do any manufacturing but have chosen an independent and experienced manufacturer, Edge Plastics, who built the molds and manufactured the purchased inventory on a contractual basis, 50% cash in advance with the balance paid on delivery.

Backlog of Orders

We have no backlog of orders.

Costs of Developing Products

For the six months ended April 30, 2017 the Company had no development costs related to our products.  For the six months ended April 30, 2016 the Company had no development costs related to our products.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Status of any Publicly Announced New Product or Service

We do not have any publicly announced new product or service.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".
This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: "believe", "expect", "estimate", "anticipate", "intend", "project" and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to "common shares" refer to the common shares in our capital stock.

Overview

We are a development-stage company, incorporated in the State of Nevada on November 1, 2012, to engage in the development and distribution of products. We have generated $10,928 from the sale of Christmas tree stands, a product line that was sold on April 29, 2016 and $1,200 in revenue from the liquidation of impaired dish rack inventory that had been written down on October 31, 2015.  Our independent registered public accounting firm has issued a going concern opinion.  This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Results of Operations

During the three months ended April 30, 2017 the Company generated no revenues.  During the three months ending April 30, 2016 the Company sold a patent, for the tree pole stand which it owned, for revenue of $75,000.

During the six months ended April 30, 2017 the Company generated no revenues.  During the six months ended April 30, 2016 the Company sold a patent, for the tree pole stand which it owned, for revenue of $75,000.

During the three months ended April 30, 2017 our total operating overhead was $53,799 of which $10,170 was recorded as legal and professional fees, $24,000 was recorded as salaries and wages and $2,360 was for general and administrative costs.  An additional $17,269 was recorded in interest expenses.  During the three months ended April 30, 2016 our total operating overhead was $90,175 of which $24,132 was recorded as wages and compensation, $33,860 was recorded as legal and professional fees, $7,688 was recorded as general and administrative costs. An additional $24,495 was recorded for interest expense.  The 40% decrease in overhead expenses between the three months ended in April 30, 2017 and the three months ended April 30, 2016 were primarily due to a decrease in legal and professional fees associated with auditing and accounting activities associated with our S1 registration.

 During the six months ended April 30, 2017 our total operating overhead was $107,330 of which $11,370 was recorded as legal and professional fees, $48,000 was recorded as wages for employees and $4,360 was recorded for general and administrative expense.  An additional $43,600 was recorded for interest expense.  During the six months ended April 30, 2016 our total operating overhead was $183,618 of which $48,240 was recorded as wages and compensation, $69,255 was recorded as legal and professional fees, $17,770 was recorded as general and administrative costs.  An additional $48,353 was recoded as interest expense.  The 41% decrease in overhead expenses between the six months ended in April 30, 2017 and the six months ended April 30, 2016 was primarily due to a decrease in legal and professional fees associated with auditing and accounting activities associated with our S1 registration.

During the year ended October 31, 2015 the Company test marketed the Tree Stand, generating $10,928 at a cost of $4,672 and a gross margin of $6,256.

During the year ended October 31, 2016 our total operating overhead was $302,525 of which $96,240 was recorded as salaries and wages.  During the year ended October 31, 2016 we incurred $96,639 for professional fees related to filing the S1, auditing and the filing of patents and other items related to that process. General administrative overhead amounted to $18,710  during that same period.  The overhead also included $90,936 in interest expenses that were accrued.  The 74% decrease in operating overhead was a result of the decrease in wages paid via the issuance of stock.

During the year ended October 31, 2015, our total operating overhead was $4,079,618 of which $2,487,066 was recorded as salaries and wages paid for with capital stock and cash of $177,000.  An additional $195 was spent on research and development.  During the year ended October 31, 2015, the Company paid $400,000 to independent third party consultants; inventory of $102,495, due to product improvements, was impaired as were the production molds, at a cost of $74,432 that produced those items.  General and administrative costs increased to $246,502; legal and professional fees decreased to $61,336.

Liquidity

From inception (November 1, 2012) through April 30, 2017, the Company was financed through the sale of common stock in the amount of $511,713 and related party loans, net of repayment in the amount of $633,265.

Cash used for operating activities amounted to $18,559 and $76,186 during the six months ended April 30, 2017 and 2016, respectively.  The decrease in cash usage was a result of lower auditing and accounting expenses related to our S1 registration.

During the six months ended April 30, 2017 and 2016, the Company recorded net losses of $107,330 and $108,392.  Salaries were accrued in the amount of $48,000 for the six months ended April 30, 2017 and in the amount of $48,240 for the six months ended April 30, 2016.  Interest on the related party loan in the amount of $43,600 was accured for the six months ended April 30, 2017 and $48,353 was accrued for the six months ended April 30, 2016.  The company expects that cash flow from operations will not be sufficient to cover the operating expenses of the company.  The company will need to continue to raise funds through debt or equity placement.

During the years ended October 31, 2016 and 2015, the Company recorded net losses of $226,099 and $4,083,117.  Consulting fees paid to third parties in the amount of $400,000, plus compensation paid to officers and directors amounting to $2,224,285 were paid for with common stock during the year ended October, 31, 2015.  Inventory in the amount of $60,297 was acquired during the years ended October 31, 2015 and was fully impaired, at a cost of $102,495 during the year ended October 31, 2015.  Salaries were accrued in the amount of $79,490 for the year ended October 31, 2016 and in the amount of $308,482 for the year ended October 31, 2015.  Interest on the related party loan, in the amount of $72,682 and  $67,238 was accrued for the year ended October 31, 2016 and October 31, 2015 respecively.  The 94% decrease in net loss form 2015 to 2016 was a result of the decreased issuance of stock for wages and professional fees.

Cash, in the amount of $39,251 was utilized to purchase equipment during the years ended October 31, 2015.  That equipment was subsequently impaired at a net cost of $74,432.

Plan of Operations
1.	Commericial Dishwashing Racks

2.	Manufacture and distribute Commercial Dish Washing Racks to local, regional and national distributors.

a.	Manufacture and distribute RackStar dishwashing racks to large casino, hotel and restaurant chains.

3.	Our overhead is currently running at approximately $20,000 per month.

4.	Dish Washing Rack revenue will depend on the reception of our promotional Rack Star sets.

5.	We will need to raise approximately $125,000 of capital through a PPM between August and December 2017 to cover production and overhead costs.

We have not generated significant revenues to date from our operations. The revenue generated has been from the sale of tree stands. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. (See "Risk Factors"). To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

Since inception, the majority of our time has been spent on organizational matters and development of our first products.

Our results of operations are summarized below:

	November 1,	November 1,
	2016 To April 30, 2017	2015 To April 30, 2016
Revenue	$-	$-
Expenses	107,330	108,392
Net Loss	(107,330)	(108,392)
Net Loss per Share - Basic and Diluted	(0.00)	(0.00)
Weighted Average Number Shares Outstanding - Basic and Diluted	226,285,398	226,291,299

Liquidity and Capital Resources

From November 1, 2012 (inception) through April 30, 2017 we raised $511,713 from the sale of common shares to 204 investors for cash consideration.

Our current cash on hand as of April 30, 2017 was $1,546, which will be used to meet our current minimum monthly cash operating costs of $20,000. As of April 30, 2017 the Company has borrowed $18,900 from a related pary to help maintain its operating requirements

Through April 30, 2017, we incurred $15,651,553 of operating expenses. As of April 30, 2017 we had a related party note payable of $815,388 including accrued interest.

Our current cash on hand as of October 31, 2016 was $1,205, which will be used to meet our current minimum monthly cash operating costs of $20,500 for a half of a month. Subsequent to October 31, 2016 the Company has borrowed sufficient cash from an unrelated third party to maintain its operating requirements.

Through October 31, 2016, we incurred $15,542,997 on operating expenses. As of October 31, 2016 we had a related party note payable of $752,888 including accrued interest.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our financial statements.

SIGNIFICANT ACCOUNTING POLICIES

We report revenues and expenses using the accrual method of accounting for financial and tax reporting purposes.

Use of estimates - Management uses estimates and assumption in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues     and expenses.

Revenue recognition – The Company will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collect-ability is reasonably assured. The Company intends on generating revenue from three sources; sale   of product applications, sale of advertising provided with products, and outsourced application development services.

Stock-based compensation - The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Fair value of financial instruments - Accounting Standards Codification Topic 820, "Disclosures About Fair Value of Financial Instruments," requires us to disclose, when reasonably attainable, the fair market values of its assets and liabilities, which are deemed to be financial instruments. Our financial instruments consist primarily of cash.

Per share information - We compute net loss per share accordance with FASB ASC 205 "Earnings per Share". FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Stock option grants - We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for nutritional and dietary supplement companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 23, 2014, the Company borrowed $100,000 from a related party, Dr. Khan Kaushal, who is on the Board of Directors. The note was unsecured, repayable over twenty-four months, at the rate of $4,583 per month including 10% interest. The remaining balance, of $89,520, including accrued interest, was repaid, on February 5, 2015, through the issuance of 7,225,000 restricted common shares plus a principal payment of $12,000.  The shares were recorded at a cost of $0.10 per share resulting in a recorded cost of $722,500.

On September 25, October 21, and November 17, 2014 the Company borrowed $50,000, $60,000 and $40,000 respectively, from the former CEO, Raul Mansueto. These notes bore interest at the rate of 12%, were unsecured, and are due on demand. These loans were repaid, in cash, including accrued interest on December 31, 2014.

On September 15, 2014, the Company signed a note payable with a related-party,  Quantum Management Services Solutions which is  a company owned by the former CEO Raul Mansueto, to borrow $750,000.  The lender funded the note with a cash payment of $520,000 on December 27, 2014, through the assumption of a loan from an officer and director, Raul Mansueto, of $157,500 and an origination fee of $72,500.

The note is repayable, including accrued interest, commencing November 15, 2015 in equal monthly payments of $8,258, with each payment being credited firstly against interest accrued from August 16, 2015 and then to principle.  Interest is accrued from the date of each advance.  The entire balance outstanding on November 14, 2015 will be due and payable in one payment due on November 15, 2025.

Borrower may, at any time, prepay all or any portion of this note, without penalty.

During the year ended October 31, 2014, the Company issued 27,234,000 common restricted shares to officers, directors and other persons owning an interest in the patents for the purchase of the patents, recorded at a fair value of $0.10 per share. A subscription receivable of $196,250 related to a patent purchase agreement from a director of the Company was forgiven.  The former officers and directors were Raul Mansueto, CEO, Josepha Gerona, Director and Maria Dayson, Director.

During the year ended October 31, 2014, the Company issued 6,634,400 shares to officers for cash of $132,544.  The officers issued shares were Raul Mansueto, CEO, Josepha Gerona, Director, Maria Dayson, Director and Dhan Kaushal, Director.

On December 31, 2014, the Company entered into an Amended and Restated Patent Purchase Agreement to purchase all the rights, title and interest in certain   inventions and patents for a potential total cost of $7,000,000. The Company made a down payment of $530,560 which was recorded as research and development expense.  To cover the $530,560 the Company issued 27,234,000 shares at a fair value of $0.10 per share along with $62,065 in cash (for a total cost of $2,785,465) to initial investors in the patent as part of the purchase. The remaining balance of $6,470,000 is payable from net revenues, of the Company, from the sale of the patented products, commencing January 1, 2017, at the rate of 3% of said sales, for a period of 18 years or the remaining life of the patents, and will not exceed the remaining balance.

During the year ended October 31, 2015, the Company issued 22,242,866 restricted common shares to its officers and directors for services rendered, including 6,040,200 restricted common shares issued as bonuses, all recorded at a fair value of $0.10 per share, for a total cost of $2,224,286.  The officers issued shares were Raul Mansueto, CEO, Josepha Gerona, Director, Maria Dayson, Director, Steven Fauci, Director and Dhan Kaushal, Director.

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Board of Directors has determined that they are not "independent" under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, our Board of Directors is not independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and
•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and     our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol.

Sales of our common stock under Rule 144.

We presently have 226,582,398 common shares outstanding. Of these shares 143,395,132 common shares are held by non-affiliates and 83,187,266 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933, as amended, defines as restricted securities. None of our outstanding shares are eligible for resale under Rule 144.

We are registering 29,555,550 common shares held by non-affiliates. We are not registering shares held by affiliates. The remaining non-affiliate shares as well as all of the remaining affiliates' shares will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least nine months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 204 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Transfer Agent

Our transfer agent is Quicksilver Stock Transfer LLC located at 1980 Festival Plaza Drive, Suite 530, Las Vegas, Nevada 89135, 702-629-1883 and their website is located at http://www.Quicksilver Stock Transfer.com, qstransfer.com.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before October 31, 2016, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through October 31, 2016, including a Form 10-K for the year ended October 31, 2016, assuming this registration statement is declared effective before that date. We intend to file a registration statement on Form 8-A which will subject   us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules    of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders and total assets of more than $10 million on October 31, 2016. If we do not file a registration statement on Form 8-A at or prior to October 31, 2016, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded or paid to our Principal Executive Officer, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the years ended October 31, 2014, October 31, 2015 and October 31, 2016.  The stock awards were valued based on the most recent equity sales of $0.10 per share.
..

Name	Position	Year	Salary Paid	Bonus	Stock Awards	Options	Non-equity Incentive Plan Conpensation	Non Qualified Deferred Comensation	All Other Compensation	Total

Maria	CEO,	2016	96,000	0	0	0	0	0	0	96,000
Luisa	Director	2015	35,402	0	18,333	0	0	0	0	53,735
Dayson		2014	29,819	0	85,689	0	0	0	0	115,508

Dhan	Exec. V.P,	2016	0	0	0	0	0	0	0	0
Kaushal	Director	2015	7,212	0	20,000	0	0	0	0	27,212
		2014	0	0	65,833	0	0	0	0	65,833

Steven	Treasurer,	2016	0	0	0	0	0	0	0	0
Fauci	Director	2015	5,212	0	20,000	0	0	0	0	25,212
		2014	1,078	0	108,000	0	0	0	0	109,078

Raul	Former	2016	0	0	0	0	0	0	0	0
Mansueto	CEO	2015	97,361	0	83,333	0	0	0	0	180,694
		2014	76,944	0	351,027	0	0	0	0	427,971

Josepha	Former	2016	0	0	0	0	0	0	0	0
Gerona	Treasurer	2015	36,304	0	20,000	0	0	0	0	56,304
		2014	35,716	0	96,025	0	0	0	0	131,741

We entered into an Executive Contractual Agreement dated July 1, 2015 with Maria Luisa C. Dayson, our CEO. Salary of $96,000 payable in cash or in stock. Ms. Dayson is entitled to reimbursement of out-of-pocket business expenses.  There is a one - year confidentiality provision. She is required to devote full time to the business of the company. The agreement was for "at-will" employment, and may be terminated on 10 days' written notice.

We entered into an Executive Contractual Agreement dated October 13, 2014 with Raul Mansueto, our former CEO. Salary was $200,000 payable in cash or in stock. Mr Mansueto was entitled to reimbursement of out-of-pocket business expenses. The agreement required assignment to the Company of all inventions made during   the course of his employment. There was also a confidential provision and a three-year non-compete clause. Mr Mansueto was required to devote full time to the business of the company. The agreement was for "at-will" employment, and was terminated June 12, 2015.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of April 30, 2017.

OUTSTANDING EQUITY AWARDS AT APRIL 30, 2017

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Raul Mansueto	0	0	0	0	0	0	0	0	0

Josefa Gerona	0	0	0	0	0	0	0	0	0

Dhan D. Kaushal	0	0	0	0	0	0	0	0	0

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE:

On January 20, 2015, the Board of Directors, of the Company approved the appointment of Sadler Gibb & Associates, LLC ("Sadler Gibb") as the Company's new independent registered public accounting firm for the Company's 2014 fiscal year, subject to the completion of final acceptance procedures. On January 20, 2015, this process was completed and the Company engaged Sadler Gibb. During the two most recent fiscal years and the interim period preceding our engagement of Sadler Gibb, we did not consult with them on any matter described in Item 304(a)(2) of Regulation S-K.

CLORACKS CORPORATION

Contents
Page

Financial Statements

October 31, 2016

Report of Independent Registered Public Accounting Firm	37

Balance Sheet	38

Statement of Operations	39

Statement of Changes in Stockholders' Deficit	40

Statement of Cash Flows	41

Notes to Financial Statements	42-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cloracks Corporation

We have audited the accompanying balance sheets of Cloracks Corporation ("the Company") as of October 31, 2016 and 2015, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two year period ended October 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cloracks Corporation as of October 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two year period ended October 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered net losses since inception and has accumulated a significant deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
September 6, 2017

Cloracks Corporation
 Balance Sheets

	October 31,	October 31,
	2016	2015

Assets
Current assets
Cash and cash equivalents	$1,205	$27,374
Total current assets	1,205	27,374

Long term assets
Property, plant and equipment net	3,594	4,748
Total long term assets	3,594	4,748
Total assets	$4,799	$32,122

Liabilities and Stockholders' Deficit
Current liabilities
Trade accounts payable	$14,889	$24,402
Accrued liabilities	377,415	222,743
Current portion of long term related party note payable (net)	13,373	13,389
Total current liabilities	405,677	260,534

Long term liability
Long term related party note payable, net of current portion (net)	597,635	590,502
Total long term liabilities	597,635	590,502
Total liabilities	1,003,312	851,036

Stockholders' deficit
Common stock, $0.01 par value, 1,000,000,000 shares authorized;
226,582,398 and 225,967,398 shares issued and outstanding
as of October 31, 2016 and October 31, 2015.	2,265,822	2,259,672
Subscription payable	-	15,000
Additional paid in capital	12,185,037	12,129,687
Accumulated deficit	(15,449,372)	(15,223,273)
Total stockholders' deficit	(998,513)	(818,914)

Total liabilities and stockholders' deficit	$4,799	$32,122

The accompanying notes are an integral part of these financial statements

Cloracks Corporation
 Statements of Operations

	Year Ended
	October31,
	2016	2015

Revenue
Product sales	$1,200	$10,928
Total revenue	1,200	10,928

Cost of sales
Material		3,638
Freight	-	1,034
Total cost of sales	-	4,672

Gross margin	1,200	6,256

Operating expenses
Consulting fees	-	400,000
General and administrative	18,710	246,502
Legal and other professional fees	96,639	61,336
Salary and wages	96,240	2,487,066
Research and Development	-	195
Total operating expenses	211,589	3,195,099

Net operating loss	(210,389)	(3,188,843)

Other (expense) income
Interest and loan fees	(90,936)	(81,025)
Loss on asset disposal	-	(74,432)
Loss on payment of payable in stock		(646,077)
Impairment of inventory	-	(102,495)
Gain on sale of patent	75,226	9,755
Total other expenses	(15,710)	(894,274)

Loss before provision for income taxes	(226,099)	(4,083,117)
Net loss	$(226,099)	$(4,083,117)

Basic and diluted loss per share	$(0.00)	$(0.02)

Weighted average shares outstanding
Basic and diluted	226,435,480	216,603,775

The accompanying notes are an integral part of these financial statements

Cloracks Corporation
 Statement of Stockholders' Deficit

	Common shares		Additional paid	Subscription	Accumulated	Stockholders'
	Shares	par value	in capital	receivable	deficit	deficit

Balance, October 31, 2014	192,499,532	$1,924,995	$9,117,579	$-	$(11,140,156)	$(97,582)

Common stock issued for management services - related parties	22,242,866	222,427	2,001,858	-	-	2,224,285
Common stock issued for consulting services	4,000,000	40,000	360,000	-	-	400,000
Common shares issued for loan fees	7,225,000	72,250	650,250	-	-	722,500
Subscription receivable	-	-		15,000	-	15,000
Loss for the year	-	-	-	-	(4,083,117)	(4,083,117)

Balance, October 31, 2015	225,967,398	$2,259,672	$12,129,687	$15,000	$(15,223,273)	$(818,914)

Common stock issued for cash	465,000	4,650	41,850			46,500
Common stock issued for subscription receivable	150,000	1,500	13,500	(15,000)		-
Loss for the year					(226,099)	(226,099)

Balance, October 31, 2016	226,582,398	2,265,822	12,185,037	-	(15,449,372)	(998,513)

The accompanying notes are an integral part of these financial statements

Cloracks Corporation
Statement of Cash Flows

	October 31,	October 31,
	2016	2015
Net loss	$(226,099)	$(4,083,117)
Adjustments to reconcile net loss to net cash
from operating activities:
Amortization of debt discount	7,116	5,549
Depreciation expense	1,155	14,052
Common stock issued for consulting services	-	400,000
Common stock issued for officer bonuses	-	604,018
Loss on common shares issued for compensation	-	1,458,240
Loss on common shares issued for note repayment	-	655,092
Loss on disposal of assets	-	74,432
Impairment of inventory	-	102,495
Gain on sale of patent	(75,000)	-
Changes in operating assets and liabilities:
Accounts payable	5,487	(2,650)
Inventory	-	(60,267)
Accrued expenses payable	154,672	308,482
Prepaid and accrued Expenses	-	4,388
Accrued interest on related party notes payable		67,238
Cash used in operating activities	(132,669)	(452,048)
Cash flows from investing activities:
Purchase of property and equipment	-	(39,251)
Proceeds from sale of patent	60,000
Cash provided by (used in) investing activities	60,000	(39,251)
Cash flows from financing activities:
Cash received from subscription receivable		15,000
Proceeds from the sale of common stock issued for cash	46,500	-
Proceeds from related party notes payable	-	560,000
Repayment of related-party notes payable	-	(90,500)
Cash provided by financing activities	46,500	484,500

Net change in cash	(26,169)	(6,799)
Cash at beginning of year	27,374	34,173
Cash at end of year	$1,205	$27,374
Supplementary information
Cash paid during the year for:
Interest	11,102	-
Income taxes	-	-
Supplementary disclosure for non cash financing and
investment activity
Common stock issued for compensation	$-	$162,027
Common stock issued for note repayment	-	72,250
Deferred financing costs on note payable	-	72,500
Liabilities assigned in patent sale	15,000	-
Stock issued for subscription payable	15,000	-

The accompanying notes are an integral part of these financial statements

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

NOTE 1 – Nature of Operations

Cloracks Corporation (the "Company") was incorporated under the laws of the state of Nevada on November 1, 2012. The Company plans to manufacture, promote and patented ecommerce products.  The first product to be marketed will be ware washing racks, with an inter-locking feature that prevents items from touching each other during the dish washing process, preventing chipping and breakage.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Management acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in management's estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company's financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less which are not securing any corporate obligations. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Inventory

Substantially all inventory, consists of finished goods which, is recorded based upon first-in first-out ("FIFO") cost, not in excess of market. The determination of whether the carrying amount of inventory requires an allowance or a write-down is based on a detailed evaluation of inventory relative to any potential slow moving products or discontinued items as well as the market conditions for the specific inventory items.  The Company, as of October 31, 2015, has performed a detailed evaluation of its inventory relative to current market conditions for the specific inventory items, on hand, and determined to fully impair the inventory at a cost of $102,495.  No impairment was required for the year ended October 31, 2016.

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

Property and Equipment

Property and equipment consists of furniture and tooling and are recorded at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and improvements that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are written off, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets.

As of October 31, 2015, the Company reviewed the economic viability of its production molds and determined to fully impair their value.  The cost of the impairment was recorded at $74,432.  No impairment was required for the year ended October 31, 2016.

Classification	Estimated Useful Life	Amount	Depreciation	Net

Furniture	Five years	$5,771	$2,177	$3,594

Impairment of Long-lived Assets

The Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, undiscounted cash flows, or external appraisals, as applicable. The Company reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.  An impairment expense, of $74,432 has been recorded on long-lived assets for the year ended October 31, 2015.  Additional impairment was not required for the year ended October 31, 2016.

Revenue Recognition

Revenue consists of product sales at market net of any discount afforded to a client or customer. Sales revenue is recognized upon the shipment of merchandise to customers, persuasive evidence of an arrangement exists, pricing is fixed and determinable, collection is reasonably assured and delivery has occurred. Customer prepayments will be reflected as deferred revenue as long as there is persuasive evidence that the purchased product will be shipped within a reasonable time.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to  apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of October 31, 2016 and October 31, 2015.

Fair Value Measurements

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities
Level 2: Observable market-based inputs or inputs that are corroborated by market data
Level 3: Unobservable inputs that are not corroborated by market data

The Company's financial instruments consist principally of cash, accounts payable and accrued liabilities, and amounts due to related parties. Pursuant to ASC 820, the fair value of the Company's cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the Company's other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Stock-Based Compensation

The Company measures stock-based compensation at fair value as of the date of grant and recognizes the corresponding expense over the requisite service period (usually the vesting period), utilizing the Black-Scholes option-pricing model. The volatility component of the calculation is based on the historic volatility of the Company's stock or the expected future volatility. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

Loss per Common Share

Basic earnings per share is calculated dividing income available to common stockholders by the weighted average number of common shares outstanding.  Diluted earnings per share is calculated based on the assumption that all dilutive convertible shares, stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, common share equivalents are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Common share equivalents are excluded from the diluted earnings per share calculation when the effect is anti-dilutive. There were no dilutive common share equivalents outstanding as of October 31, 2016 and 2015.

Recently Adopted Accounting Pronouncements

In April 2015, the FASB issued Accounting Standards Update 2015-03, "Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03").  ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  In August 2015, the FASB issued Accounting Standards Update 2015-15.  ASU 2015-03 became effective for the Company on December 15, 2015. As such, we reclassified $66,951, of deferred financing costs, as of October 31, 2015 to offset current and long-term debt in the consolidated balance sheets. Adoption of ASU 2015-03 did not affect our consolidated statements of income.

Year-end

The Company has elected an October 31 fiscal year-end.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, product research and development, developing its business plan and marketing. As a result, the Company incurred accumulated net losses of $15,449,372 through the year ended October 31, 2016. In addition, the Company's development activities since inception have been financially sustained through the sale of capital stock, loans from third parties and capital contributions from note holders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. Accordingly, theses factors raise substantial doubts as to the Company's ability to continue as a going concern within one year after the date that the financial statements are issued.  The Company intends to continue to fund its business by way of private placements anad advances from related partis as my be required.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – INVENTORY

The Company has performed a detailed evaluation of its inventory relative to current market conditions for the specific inventory items and determined, at October 31, 2015, to fully impair the inventory at a cost of $102,495.

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment included furniture and two production molds and accompanying inserts.  The molds were acquired at a total cost of $87,461, placed in service during fiscal 2015, and were depreciated at a cost of $13,038.  The future economic viability, of the production molds, was assessed as of October 31, 2015 and the Company determined that they should be fully impaired at a cost of $74,432.  Furniture, at a cost of $5,771, was acquired during the year ended October 31, 2015 and has been depreciated, through October 31, 2016 at a cost of $2,178.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consists primarily of expensed but unpaid, officer and director, salaries totaling $235,535 and interest owing on the related party note payable in the amount of $141,880.

NOTE 7 – NOTE PAYABLE

On September 15, 2014, the Company signed a note payable with a third party lender to borrow $750,000.  The lender funded the note with a cash payment of $520,000 on December 27, 2014, and through the assumption of a loan from an officer and director of $156,842 and an origination fee of $72,500.

The note is repayable, including accrued interest, commencing November 15, 2015 in equal monthly payments of $8,258, with each payment being credited firstly against interest accrued from August 16, 2015 and then to principle.  Interest is accrued from the date of each advance.  The entire 2015 balance outstanding on November 14, 2015 will be due and payable in one payment due on November 15, 2025. Borrower may, at any time, prepay all or any portion of this note, without penalty.

NOTE 8 – RELATED-PARTY TRANSACTIONS

On February 5, 2015, the Company repaid a loan from an officer and director by issuing 7,225,000 restricted common shares, plus $12,000, to repay a loan valued at $89,520 including accrued interest and recorded an expense of $646,077.

During the year ended October 31, 2015, the Company issued 22,242,866 common restricted shares to officers and directors for services rendered, including 6,040,200 restricted common shares issued as bonuses, all recorded at a fair value of $0.10 per share, for a total cost of $2,224, 286.

On June 12, 2015 Raul Mansueto resigned from his position as a director, chief executive officer and president; Josepha Gerona resigned as a director and treasurer; and Maria Luisa Dayson resigned as a director.  On July 1, 2015, Maria Luisa Dayson was re-elected a director and was appointed president; Steven Fauci was reaffirmed as a director and was appointed secretary and treasurer; Dr. Dhan Dev Kaushal was re-elected a director.

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

NOTE 9 – PATENT PURCHASE

On December 31, 2014, the Company entered into an Amended and Restated Patent Purchase Agreement to purchase all the rights, title and interest in certain inventions and patents for a potential total cost of $7,000,000. The Company made a down payment of $530,560 which was recorded as research and development expense. The Company also issued 27,234,000 shares at a fair value of $0.10 per share (for a total cost of $2,919,650) to initial investors in the patent as part of the purchase. The remaining balance of $6,470,000 was payable from net revenues, of the Company, from the sale of the patented products, commencing January 1, 2017, at the rate of 3% of said sales, for a period of 18 years or the remaining life of the patents, and will not exceed the remaining balance.

On April 29, 2016 Cloracks Corporation entered into a patent purchase agreement to sell one of the patents owned by the company.  The Company sold patent no. 8,091,853 B2, which they owned the entire right, title and interest in, to JCH&D Holdings LLC.  The selling price of the patent was $75,000 which was paid by $60,000 in cash and JCH&D assuming a $15,000 liability owed to a vendor by the Company.

NOTE 10 – INCOME TAXES

Net deferred tax assets consist of the following components:
	October 31,
	2016	2015
Deferred tax assets
Net operating loss carry forward	$(5,252,786)	$(5,175,913)
Shares issued for services	170,000	170,000
Shares Issued for Patent Acquisition	992,681	992,681
Shares issued for compensation	3,222,785	3,222,785
Impairment of fixed assets	25,307	25,307
Valuation allowance	842,013	765,140
	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income statutory tax rates, which have been determined to be 34% federal and 0% state, to pretax income (loss) from continuing operations as follows:

	October 31,
	2016	2015

Tax benefit at statutory rate	$(76,874)	$(470,695)
Change in valuation allowance	76,874	470,695
	$-	$-

CLORACKS CORPORATION
Notes to Financial Statements
October 31, 2016

NOTE 11 – COMMON STOCK

The Company has 1,000,000,000 common shares outstanding with a par value of $0.01 per share.

On February 24, and 25, 2015, the Company issued 22,242,866 restricted common shares to its officers and directors; 4,000,000 to seven independent onsultants and 7,225,000 to repay a loan payable, all valued at a cost of $0.10 per share. Shares issued to officers for compensation resulted in a loss of $1,458,601 for the year ended October 31, 2015.

On November 30, 2015, the Company issued 150,000 restricted common shares, for cash of $0.10 per share or a total or $15,000. The cash for the shares was received on October 28, 2015 and reported on our October 31, 2015 financial statements as a "subscription receivable."

On December 9, 2015 and May 4, 2016, the Company issued, to the same investor, 250,000 and 215,000 restricted common shares, for cash of $0.10 per share or $25,000 and $21,500 respectively.

NOTE 12 – COMMITMENTS and CONTINGENCIES

The Company occupies, on a month to month tenancy, approximately 580 square feet of office space at 3311 South Rainbow Boulevard, Las Vegas, Nevada, at a cost of $543 per month.

NOTE 13 – SUBSEQUENT EVENTS

Subsequent events were evaluated the date the financial statements were available to be issued and has not identified any reportable events.

CLORACKS CORPORATION

Contents
Page

Financial Statements

April 30, 2017 Unaudited Financial Statements:

Balance Sheet	50

Statement of Operations (unaudited)	51

Statement of Cash Flows (unaudited)	52

Notes to Financial Statements	53 - 56

Cloracks Corporation
 Balance Sheets

	April 30,	October 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,546	$1,205
Total current assets	1,546	1,205

Long term assets
Property, plant and equipment, net	3,016	3,594
Total long term assets	3,016	3,594

Total assets	$4,562	$4,799

Liabilities and Stockholders' Deficit
Current liabilities
Trade accounts payable	$11,482	$14,889
Accrued liabilities	465,658	377,415
Current portion of long term related party note payable, net	13,373	13,373
Total current liabilities	490,513	405,677
Long term liability
Long term related party note payable, net of current portion, net	619,892	597,635
Total long term liabilities	619,892	597,635
Total liabilities	1,110,405	1,003,312
Stockholders' deficit
Common stock, $0.01 par value, 1,000,000,000 shares authorized;
226,582,398 and 226,582,398 shares issued and outstanding
as of April 30, 2017 and October 31, 2016.	2,265,822	2,265,822
Additional paid in capital	12,185,037	12,185,037
Accumulated deficit	(15,556,702)	(15,449,372)
Total stockholders' deficit	(1,105,843)	(998,513)

Total liabilities and stockholders' deficit	$4,562	$4,798

The accompanying notes are an integral part of these unaudited financial statements

Cloracks Corporation
 Statements of Operations
(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2017	2016	2017	2016

Revenue
Product sales	$-	$-	$-	$-
Total revenue	-	-	-	-

Cost of sales
Material	-	-	-	-
Freight	-	-	-	-
Total cost of sales	-	-	-	-

Gross margin	-	-	-	-

Operating expenses
General and administrative	2,360	7,688	4,360	17,770
Legal and other professional fees	10,170	33,860	11,370	69,255
Salary and wages	24,000	24,132	48,000	48,240
Total operating expenses	36,530	65,680	63,730	135,265

Net operating loss	(36,530)	(65,680)	(63,730)	(135,265)

Other (expense) income

Interest expense	(17,269)	(24,495)	(43,600)	(48,353)
Gain on sale of patent	-	75,226	-	75,226
Total other expenses	(17,269)	50,731	(43,600)	26,873

Loss before provision for income taxes	(53,799)	(14,949)	(107,330)	(108,392)
Net loss	$(53,799)	$(14,949)	$(107,330)	$(108,392)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding
Basic and diluted	226,582,398	226,367,398	226,582,398	226,291,299

The accompanying notes are an integral part of these unaudited financial statements

Cloracks Corporation
Statement of Cash Flows
(Unaudited)

	Six Months Ended
	April 30,	April 30,
	2017	2016
Net loss	$(107,330)	$(108,392)
Adjustments to reconcile net loss to net cash
from operating activities:
Amortization of debt discount	3,358	3,625
Depreciation expense	577	577
Gain on sale of patent	-	(75,000)
Changes in operating assets and liabilities:
Accounts Receivable
Accounts payable	(3,407)	23,285
Accrued expenses payable	88,243	79,719
Cash used in operating activities	(18,559)	(76,186)
Cash flows from investing activities:
Proceeds from sale of patent	-	4,000
Cash provided by investing activities	-	4,000
Cash flows from financing activities:
Proceeds from related party notes payable	18,900	-
Cash received from subscription payable	-	21,500
Proceeds from the sale of common stock issued for cash	-	25,000
Cash provided by financing activities	18,900	46,500

Net change in cash	341	(25,686)
Cash at beginning of year	1,205	27,374
Cash at end of year	$1,546	$1,688
Supplementary information
Cash paid during the year for:
Interest	-	4,500
Income taxes	-	-
Supplementary disclosure for non cash financing and
investment activity
Stock issued for subscription payable	-	15,000

The accompanying notes are an integral part of these unaudited financial statements

CLORACKS CORPORATION
Notes to Financial Statements

April 30, 2017

NOTE 1 – Organization and Operations

Cloracks Corporation (the "Company") was incorporated under the laws of the state of Nevada on November 1, 2012. The Company plans to manufacture, promote and distribute a number of patented ecommerce products.  The first two products intended to be marketed were a one-screw Christmas tree pole stand that can be adapted to a variety of household and commercial uses and ware washing racks, with an inter-locking feature that prevents items from touching each other during the dish washing process, preventing chipping and breakage.  Management has been developing a new business plan and on April 29, 2016 sold the patents, representing the original one-screw Christmas tree pole stand.

NOTE 2 – Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements of Cloracks have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the years ended October 31, 2016 and 2015 contained in the Company's eighth Amended S1, filed with the Securities and Exchange Commission on September 6, 2017.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for years ended October 31, 2016 and 2015 as reported in the Company's Amended Form S1 have been omitted.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in management's estimates or assumptions could have a material impact on the Company's financial condition and results of operations during the period in which such changes occurred.

Actual results could differ from those estimates. The Company's financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Property and Equipment

Property and equipment consists of furniture and tooling and are recorded at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and improvements that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are written off, and any resulting gain or loss is reflected in income for the period.

CLORACKS CORPORATION
Notes to Financial Statements

April 30, 2017

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets.

As of October 31, 2015 the Company reviewed the economic viability of its production molds and determined to fully impair their value.  The cost of the impairment was recorded at $74,432.

The estimated useful lives of depreciable assets as of April 30, 2017:
Classification	Estimated Useful Life	Amount	Depreciation	Net

Furniture	Five years	$5,771	$2,755	$3,016

Receivables

Accounts Receivable are recorded at invoiced amount.  An allowance for doubtful accounts is established, as necessary, based on past experience and other factors which, in management's judgement, deserve current recognition in estimating bad debts.  The process consists of review of historical collection experience, current aging status of the customer accounts and financial condition of customers.

Loss per Common Share

Basic earnings per share is calculated dividing income available to common stockholders by the weighted average number of common shares outstanding.  Diluted earnings per share is calculated based on the assumption that all dilutive convertible shares, stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, common share equivalents are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Common share equivalents are excluded from the diluted earnings per share calculation when the effect is anti-dilutive. There were no dilutive common share equivalents outstanding as of April 30, 2017 and October 31, 2016.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities, product research and development, developing its business plan and marketing. As a result, the Company incurred accumulated net losses of $15,556,702 as of April 30, 2017 and $15,449,372 through the year ended October 31, 2016. In addition, the Company's development activities since inception have been financially sustained through the sale of capital stock, loans from third parties and capital contributions from note holders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. Accordingly, theses factors raise substantial doubts as to the Company's ability to continue as a going concern within one year after the date that the financial statements are issued.  The Company intends to continue to fund its business by way of private placements anad advances from related partis as my be required.  These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment included furniture and two production molds and accompanying inserts.  The molds were acquired at a total cost of $87,461, placed in service during fiscal 2015, and were depreciated at a cost of $13,038.

CLORACKS CORPORATION
Notes to Financial Statements

April 30, 2017

The future economic viability, of the production molds, was assessed as of October 31, 2015 and the Company determined that they should be fully impaired at a cost of $74,432.  Furniture, was acquired at a total cost of $5,771, and placed in service during fiscal year 2015, and has been depreciated at a cost of $2,755 through the nine months ended April 30, 2017.

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist primarily of expensed but unpaid, officer and director, salaries totaling $283,535 and interest owing on the related party note payable in the amount of $182,123.

NOTE 6 – RELATED PARTY NOTE PAYABLE

On September 15, 2014 the Company signed a note payable with a related party to borrow $750,000.  The lender funded the note with a cash payment of $520,000 on December 27, 2014, plus the assumption of a loan from an officer and director of $156,842 and an origination fee of $72,500.  The note is repayable, including accrued interest, commencing November 15, 2015 in equal monthly payments of $8,258, with each payment being credited firstly against interest accrued from August 16, 2015 and then to principle.  Interest is accrued from the date of each advance.  The entire 2015 balance outstanding on November 14, 2015 will be due and payable in one payment due on November 15, 2025. Borrower may, at any time, prepay all or any portion of this note, without penalty.

On March 17, 2017, April 6, 2017 and April 17, 2017 the company borrowed $10,000, $900 and $8,000 respectively from the lender.  These amounts were added to the principle of the original loan and are included under the original terms of the loan.

In accordance with ASU 2015-03 the unamortized debt issuance cost of $56,477 as of April 30, 2017 has been deducted from the current portion and long term note payable, referred to above and the unamortized cost of $59,835 as of October 31, 2016 was reclassified and also deducted from the current portion and long term note payable.

NOTE 7 – RELATED-PARTY TRANSACTIONS

On March 17, 2017, April 6, 2017 and April 17, 2017 the company borrowed $10,000, $900 and $8,000 respectively from a lender controlled by a former officer of the company.  These amounts were added to the principle the existing loan to the lender.

CLORACKS CORPORATION
Notes to Financial Statements

April 30, 2017

NOTE 8 – PATENT PURCHASE

On December 31, 2014 the Company entered into an Amended and Restated Patent Purchase Agreement to purchase all the rights, title and interest in certain inventions and patents for a potential total cost of $7,000,000. The Company made a down payment of $530,560 which was recorded as research and development expense. The Company also issued 27,234,000 shares at a fair value of $0.10 per share (for a total cost of $2,919,650) to initial investors in the patent as part of the purchase. The remaining balance of $6,470,000 is payable from net revenues, of the Company, from the sale of the patented products, commencing January 1, 2017, at the rate of 3% of said sales, for a period of 18 years or the remaining life of the patents, and will not exceed the remaining balance.

The patents for the single pole Christmas tree stand plus all manufactured inventory were sold, on April 29, 2016, for the amount of $75,000, to an unrelated third party.  The consideration received in the sale consisted of the assumption of Company liabilities to a service provider amounting to approximately $15,000 and cash payments of $4,000, $31,000 and $25,000 made on April 29, May 4, and June 15, 2016.  Accordingly, the Company recorded $75,000 in gains on patent sale during the period.

NOTE 9 – COMMITMENTS and CONTINGENCIES

The Company occupies, on a month to month tenancy, approximately 580 square feet of office space at 3311 South Rainbow Boulevard, Las Vegas, Nevada, at a cost of $543 per month.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent events were evaluated as of the date the financial statements were available to be issued and no events were noted.

PROSPECTUS – SUBJECT TO COMPLETION DATED ___, 2017

CLORACKS CORPORATION

Selling shareholders are offering up to 29,555,550 shares of common stock. The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such  case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in   connection with the issuance and distribution of the common shares being offered by this Prospectus.  Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

Item	Amount
SEC Registration Fee	$381
Legal Fees and Expenses*	$40,000
Accounting Fees and Expenses*	$12,500
EDGARization*	$5,000
Total*	$57,881
*Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.

As stated above, we relied on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933 and Rule 506 thereunder.  There was a blog post dated April 28, 2014 on our website concerning the 2014 private placement, which may have constituted general solicitation.  Under Rule 506(b), general solicitation is not permitted.  SEC Rule 506(c) does permit general solicitation, but only in the event that the issuer has taken reasonable steps to verify that all investors in the private placement are accredited investors.  In the event that we did not comply with this requirement of Rule 506(c), the investors in our 2014 private placement may be entitled to rescind.  At present, we do not have the cash to repay any investors who would elect to rescind.

We believed these exemptions were available because:

•	We are not a blank check company;
•	We filed a Form D, Notice of Sales, with the SEC;
•	Sales were not made by general solicitation or advertising;
•	All certificates had restrictive legends;
•	Sales were made to persons with a pre-existing relationship to our chief executive officer, Raul Mansueto; and
•	Sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• •	A copy of our Private Placement Memo. Access to all our books and records
•	Access to all material contracts and documents relating to our operations.
•
The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

During the period from inception (November 1, 2012) to October 31, 2013, the Company issued 29,671,800 shares to its founders for services valued at $296,718.

During the period from inception (November 1, 2012) to October 31, 2013, the Company issued 3,911,000 private placement shares for cash totaling $30,119.   These shares were issued to Victor & Elvira Ramirez, Valentin & Caminia Lopes, Villamora, Joseph Aguirre, Lawrie Kincheloe & April Lee, Lawrie & Ronald Kincheloe, Bernard & Fatima Gonzalez & Steven Fauci

During the period from inception (November 1, 2012) to October 31, 2013, the Company issued 19,625,000 shares for a subscription receivable of $196,250 related to its acquisition of Clores Stand Inc.

During the period from inception (November 1, 2012) to October 31, 2013, the Company issued 5,930,000 shares for $59,300.  The shares were Steve Fauci, who is a director in the Company, for the cash investment.

During the year ended October 31, 2014, the Company issued 81,432,432 shares to officer and directors for services valued at a cost of $7,254,493.

During the year ended October 31, 2014, the Company issued 23,694,400 shares to multiple unrelated investors for cash of $432,294.

During the year ended October 31, 2014, the Company issued 1,000,000 shares to multiple unrelated investors for services valued at $100,000.

During the year ended October 31, 2014, the Company issued 27,234,000 shares at a cost of $0.10 per share and forgave subscription receivable of $196,550 related to a patent purchase agreement.

On February 24 and 25, 2015, the Company issued 22,242,866 restricted common shares to its officers and directors; 4,000,000 to seven independent consultant, and 7,225,000 to repay a loan payable, all valued at a cost of $0.10 per share. Shares issued to officers for compensation resulted in a loss of $1,458,601 in the year ended October 31, 2015.

On November 20, 2015 the Company issued 150,000 restricted common shares to satisfy a subscription receivable for $15,000 received on October 28, 2015.

During the nine month period ending July31, 2016 the Company issued 250,000 restricted common stock shares to an investor, John C & Miahong Hanson, for $25,000 in cash.

EXHIBITS

Exhibit 3.1*	Articles of Incorporation

Exhibit 3.2*	Bylaws

Exhibit 5.1	Legal Opinion of Frederick C. Bauman, Attorney

Exhibit 10.1	Agreement between Raul Mansueto and Cloracks Corporation

Exhibit 10.2	Patent Purchase Agreement dated February 24, 2014 between B.I.E.J.C. Holding, LLC, Edgardo Clores, EDCI Holding, LLC and the Company

Exhibit 10.3	Agreement between Maria Luisa Dayson and Clorack Corporation

Exhibit 10.4	Amended and Restated Patent Purchase Agreement

Exhibit 10.5	Amendment to Patent Purchase Agreement, dated May 16, 2014, to the Patent Purchase Agreement dated February 24, 2014, between B.I.E.J.C. Holding, LLC, Edgardo Clores, EDCI Holding, LLC and the Company

Exhibit 23.1	Consent of "Auditor," Sadler Gibb

Exhibit 23.2	Consent of "Attorney" (included in Exhibit 5)

 * denotes amendments previously filed.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada on September 6, 2017.

Cloracks Corporation

By:	/s/ Maria Luisa C. Dayson
Maria Luisa C. Dayson
Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

NAME	TITLE	DATE

/s/ Maria Luisa C. Dayson	President, Chief Executive Officer,
Maria Luisa C. Dayson	Principal Accounting Officer, Director	September 6, 2017

/s/ Steven Fauci	Treasurer,Principal	September 6, 2017
Steven Fauci	Financial Officer, Director

/s/ Dhan D. Kaushal	Director	September 6, 2017
Dhan D. Kaushal